Steakhouse Partners, Inc. Announces $22 Million Sale-Leaseback Completed

    SAN DIEGO, July 21 /PRNewswire/ -- Steakhouse Partners, Inc. (Nasdaq: SIZL), today reported that its wholly owned subsidiary Paragon Steakhouse Restaurants, Inc has successfully completed a sale-leaseback transaction of 19 of its restaurants for $22 million to an entity controlled by Skyline Pacific Properties LLC of San Francisco.

    "The proceeds from the real estate sale will reduce our debt by approximately $20 million, with the balance of the proceeds used for working capital. The terms of the lease are on par with the market. Most importantly, by eliminating $20 million of short-term debt, we believe that we addressed the concerns of our outside auditors so that they may remove the 'going concern' opinion on our financial statements," said Joseph L. Wulkowicz, Chief Financial Officer.

    Richard M. Lee, Chairman of the Board and Chief Executive Officer of the Company, further commented, "this sale-leaseback is a major leap in our financial strength. We now benefit from a relatively low level of debt compared to our cash flow. Our strong financial position is rare for a company that has under-gone a leverage buy-out just 18 months ago. We expect to capitalize on our new financial strength by continuing to extend our leadership position in the 'step-up' steakhouse segment," concluded Mr. Lee.

    Except for the historical information contained herein, this news release contains forward-looking statements, which involve risk and uncertainties, including the risk that actual results could differ materially from the results that may be indicated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the developments and market acceptance of new brands, and market conditions in the steakhouse segment, as well as other risks detailed from time to time in Steakhouse Partner's SEC reports.

SOURCE  Steakhouse Partners, Inc.

    -0-                             07/21/2000

    /CONTACT: Mr. Joseph L. Wulkowicz, Chief Financial Officer of Steakhouse Partners Inc., 858-689-2333, info@paragonsteak.com/ (SIZL)